As filed with the Securities and Exchange Commission on May 9, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NPS PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	87-0439579
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

550 Hills Drive, 3rd Fl.
Bedminster, New Jersey 07921

(Address of Principal Executive Offices)

2005 OMNIBUS INCENTIVE PLAN

(as Amended and Restated)

(Full title of the plan)

Edward Stratemeier

Senior Vice President, Legal Affairs, General Counsel and Secretary

NPS Pharmaceuticals, Inc.

550 Hills Drive, 3rd Fl.
Bedminster, New Jersey 07921

Telephone: (908) 450-5300

(Name, address, and telephone number, including area code, of agent for service)

With a copy to:

Kevin T. Collins, Esq.

Jenner & Block LLP

919 Third Avenue

New York, NY 10022-3908

 (212) 891-1600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.001 par value per share	3,500,000	$13.235	$46,322,500	$6,319

(1)         This registration statement is being filed for purposes of registering 3,500,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of NPS Pharmaceuticals, Inc. (the “Company”), issuable pursuant to the Company’s 2005 Omnibus Incentive Plan, as the same may be amended or restated. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement (the “Registration Statement”) also covers an indeterminate number of shares that may be offered or issued as a result of stock splits, stock dividends, or similar transactions.

(2)         Estimated pursuant to Rule 457(h) and Rule 457(c) of the General Rules and Regulations under the Securities Act for the purpose of computing the registration fee, based on the average of the high and low sales prices on The NASDAQ Global Market on May 6, 2013 of the Common Stock, which were $13.42 and $13.05.

INTRODUCTION

This Registration Statement on Form S-8 is being filed by NPS Pharmaceuticals, Inc., a Delaware corporation (the “Company”) to register an additional 3,500,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) reserved for issuance under the Company’s 2005 Omnibus Incentive Plan, as amended and restated (the “Plan”).

Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Company’s registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) August 3, 2011 (File No. 333-176012), May 20, 2009 (File No. 333-159363), and July 22, 2005 (File No. 333-126823).

Item 1.         Plan Information

The documents containing the information specified in Part I of Form S-8 will be sent or given to the individuals who participate in the Plan in accordance with Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission, either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.         Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Plan are available without charge by contacting: Secretary, NPS Pharmaceuticals, Inc., 550 Hills Drive, 3rd Fl., Bedminster, New Jersey 07921 or by calling (908) 450-5300.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents which have been filed (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed) by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a) The Company’s Annual Report on Form 10-K  for the fiscal year ended December 31, 2012, filed on February 21, 2013;

(b) The Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013, filed on May 9, 2013;

(c) The Company’s Current Reports on Form 8-K filed on February 13, 2013, March 19, 2013, and May 9, 2013;

(d) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on May 23, 1994, including any amendment or report filed with the Commission for the purpose of updating such description; and

In addition, all documents subsequently filed (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed) by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company’s Bylaws also provide that it will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent not prohibited by Delaware law.

The Company’s Amended and Restated Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Company has entered into agreements with its directors and executive officers that require it to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or a director or officer of one of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

A list of exhibits filed with this registration statement on Form S-8 is set forth in the Exhibit Index and is incorporated herein by reference.

Item 9.         Undertakings.

(a) Subsequent Disclosure

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Incorporation by Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Commission Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bedminster, New Jersey, on this 9th day of May, 2013.

NPS Pharmaceuticals, Inc.

By:	/s/ Francois Nader
Name:	Francois Nader
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward Stratemeier and Luke M. Beshar, and each of them acting individually, as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and such counterparts shall together constitute one and the same instrument. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Francois Nader
Francois Nader	Director, President and Chief Executive Officer (Principal Executive Officer)	May 9, 2013

/s/ Luke M. Beshar
Luke M. Beshar	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 9, 2013

/s/ Michael W. Bonney
Michael W. Bonney	Director	May 9, 2013

/s/ Colin Broom
Colin Broom	Director	May 9, 2013

/s/ Georges Gemayel
Georges Gemayel	Director	May 9, 2013

/s/ Pedro Granadillo
Pedro Granadillo	Director	May 9, 2013

/s/ James G. Groninger
James G. Groninger	Director	May 9, 2013

/s/ Rachel R. Selisker
Rachel R. Selisker	Director	May 9, 2013

/s/ Peter G. Tombros
Peter G. Tombros	Chairman of the Board of Directors	May 9, 2013

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1

2005 Omnibus Incentive Plan of the Registrant, as amended and restated through May 7, 2013 (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 9, 2013).

4.2A	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1A to the Registrant’s Annual Report on Form 10-K filed on March 8, 2005).

4.2B

Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant, dated December 16, 1999 (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-3 filed on September 6, 2000).

4.2C

Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant, dated September 30, 2003 (incorporated herein by reference to Exhibit 3.1E to the Registrant’s Annual Report on Form 10-K filed on February 10, 2004).

4.2D

Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant, dated May 19, 2011 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 24, 2011).

4.3A	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2A to the Registrant’s Annual Report on Form 10-K filed on March 8, 2005).

4.3B

Certificate of Adoption of Amendments to the Amended and Restated Bylaws of the Registrant, dated February 19, 2003 (incorporated herein by reference to Exhibit 3.2B to the Registrant’s Annual Report on Form 10-K filed on March 21, 2003).

4.4	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed on January 21, 1994).

5.1	Legal Opinion of Jenner & Block LLP.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Jenner & Block LLP (included in opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

* Filed herewith.